CONSENT OF BAGELL, JOSEPHS, LEVINE & COMPANY LLC

                     Bagell, Josephs, Levine & Company, LLC
                Suite J, 406 Lippincott Drive, Marlton, NJ 08053
                       Tel: 856.346.2628 Fax: 856.396-0022

The Board of Directors
American Nano-Silicon Technologies, Inc.

We consent to the incorporation by reference in the registration statement on Form 10-G/A of American Nano-Silicon Technologies, Inc. of our report dated January 8, 2008 with respect to the consolidated balance sheets of American Nano-Silicon Technologies, Inc. as of September 30, 2007 and 2006, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year ended September 30, 2007 and for the period from the inception (August 26, 2006) to September 30, 2006.

/S/Bagell, Josephs, Levine & Company, LLC

BAGELL, JOSEPHS, LEVINE & COMPANY, LLC
Marlton, New Jersey

July 23, 2008